EXHIBIT 10.2
                         AGREEMENT FOR PURCHASE AND SALE
                                  AND LEASEBACK

                                     BETWEEN

                                SPI HOLDINGS, LLC

                                       AND

                           THE SPORTS AUTHORITY, INC.

                            DATED AS OF MAY 14, 1999


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                         AGREEMENT FOR PURCHASE AND SALE
                                  AND LEASEBACK

         THIS AGREEMENT FOR PURCHASE AND SALE AND LEASEBACK ("Agreement") is made and entered into as of May 14, 1999 (the "Effective Date"), by and between THE SPORTS AUTHORITY, INC., a Delaware corporation and THE SPORTS AUTHORITY FLORIDA, INC., a Florida corporation, (with respect to each Building (as defined below) "Seller" shall mean The Sports Authority Florida, Inc. with respect to the Buildings located in the State of Florida, and The Sports Authority, Inc. with respect to the Buildings located outside the State of Florida), and SPI HOLDINGS, LLC, a Delaware limited liability company or its nominee ("Buyer"), as follows:

                                    RECITALS

         A. Seller is the owner of eight buildings and the ground lessee of one building in which it is operating retail sporting goods stores, which stores are located in Braintree, Massachusetts, Norwalk, Connecticut, Arrowhead, Arizona, Chula Vista, California (which property comprises one building in which Seller operates a store and leases adjacent premises to Bed, Bath & Beyond), Fresno, California, and the following four cities in Florida: Boca Raton, East Fort Lauderdale, Naples and St. Petersburg.

         B. Seller desires to sell said eight buildings and related real property, its ground leasehold interest in the other building, and the personal property described below to Buyer and to lease such assets back from Buyer, and Buyer desires to purchase such assets from Seller to lease them back to Seller (excluding from such lease back the Bed, Bath & Beyond premises in Chula Vista, California and the outparcel in St. Petersburg, as described below), in accordance with the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the parties hereto agree as follows:

                                    AGREEMENT

         1. PURCHASE AND SALE. Upon and subject to the following terms and conditions, Seller agrees to sell to Buyer, and Buyer agrees to purchase and accept from Seller, the following real and personal property (collectively, the "Property"); (a) all of the real properties upon which the buildings are located as identified in EXHIBIT A attached to this Agreement, excluding the East Fort Lauderdale land (the "Land"); (b) all buildings and improvements located on the Land and the its interest in the



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buildings and improvements located on the East Fort Lauderdale land identified in EXHIBIT A, including all equipment permanently affixed thereto, but excluding trade fixtures (the "Improvements"); (c) all of Seller's rights in the licenses, franchises, permits and entitlements (to the extent transferable and related to the Land and Improvements, rather than the business conducted therein) related thereto (the "Entitlements"); (d) all of Seller's rights in plans and specifications with respect to the Improvements, to the extent transferable (the "Plans"); (e) as to the Chula Vista property, Seller's interest as landlord in the lease with Bed, Bath & Beyond; and (f) as to the East Fort Lauderdale site, Seller's ground leasehold interest therein . As used herein, "Building" shall refer to the Property at a particular location described in EXHIBIT A and shall include all the Land (or with respect to the East Fort Lauderdale site, Seller's ground leasehold interest therein), Improvements and the above-described related assets with respect to such location.

         2. ESCROW. Within five (5) business days following the execution of this Agreement by both Buyer and Seller, Buyer and Seller shall open an escrow ("Escrow") with First American Title Insurance Company ("Escrow Holder") at its Walnut Creek, California or other office selected by Buyer by delivering a fully executed copy of this Agreement to Escrow Holder. Escrow Holder will notify both parties in writing of the date of Opening of Escrow. As used in this Agreement, the term "Opening of Escrow" shall mean the date on which the Escrow Holder receives the Initial Deposit in immediately available funds from Buyer after a copy of this Agreement signed by both Seller and Buyer is delivered to Escrow Holder. This Agreement shall also constitute instructions to Escrow Holder. Escrow Holder will require additional escrow instructions ("Additional Instructions") to complete this transaction and Seller and Buyer agree to promptly execute and deliver such Additional Instructions to Escrow Holder. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Additional Instructions, this Agreement shall govern unless the Additional Instructions are jointly executed by both Buyer and Seller, and specifically state that one or more of the provisions of the Additional Instructions shall govern.

         3. PURCHASE PRICE. The Purchase Price for the Property ("Purchase Price") shall be Fifty-One Million Five Hundred Thousand Dollars ($51,500,000). Subject to adjustment as provided in Section 11.3, the Purchase Price shall be allocated between each Building as shown on EXHIBIT B attached hereto. Based upon Buyer's determination of the relative values of the respective Buildings after completion of Buyer's feasibility investigation pursuant to Section 5.2, Buyer may at least five (5) business days prior to the Closing on each Phase (as defined at Section 4.1) give notice to Seller and Escrow Holder reallocating the Purchase Price of each Building within such Phase, provided that the aggregate Purchase Price for all Buildings within the Phase shall remain unchanged; and provided further that Seller may reject any such Purchase Price reallocation if Seller determines in its sole discretion that such


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reallocation would adversely affect Seller. The Purchase Price shall be payable as follows:

                  3.1 INITIAL DEPOSIT. Within three (3) business days of the Effective Date, Buyer shall make a deposit of Two Hundred Fifty Thousand Dollars ($250,000) (the "Initial Deposit") into Escrow. Escrow Holder shall place such deposit and any other funds deposited by Buyer into Escrow in an interest-bearing account having no penalty for early withdrawal. Interest earned in such account shall be credited to Buyer. Such Initial Deposit and the Extension Deposit (as defined in Section 4.2), excluding the interest earned on either of the foregoing are referred to herein as the "Deposit". After the Approval Period, the Deposit shall not be refundable, except as expressly provided in this Agreement. The Deposit shall be credited to the Purchase Price at the Closing; provided however that if as provided in Section 4.1, there are phased Closings, the Deposit shall be credited to the Purchase Price at each such Closing as shown on EXHIBIT B attached hereto, subject to adjustment as provided in Section 11.3. Each time the Deposit, or a portion thereof, is released to a party pursuant to the provisions of this Agreement, the interest earned on the Deposit to the date of such distribution shall be paid to Buyer.

                  3.2 PAYMENT OF BALANCE OF PURCHASE PRICE. Prior to each Closing, Buyer shall deposit cash or other immediately available funds into Escrow in the amount of the Purchase Price for such Closing, less the portion of the Deposit to be credited to the Purchase Price for such Closing, plus Buyer's closing costs in the amount determined by Escrow Holder in accordance with
Section 12 of this Agreement.

         4. CLOSING OF ESCROW. Subject to the satisfaction of all conditions precedent to the Closing of Escrow as set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Property shall take place through Escrow on such date on or after August 17, 1999 as may be designated by Buyer upon at least seven business days notice to Seller, but in no event later than August 31, 1999 (the "Outside Closing Date"), subject to extensions by Buyer under Sections 4.2 and 4.3, and subject to any extension by Seller under Section
5.1.2. The date of the Closing, determined in accordance with this Section 4, is called the "Closing Date". As used in this Agreement, the terms "Closing" or "Closing of Escrow" shall refer to the date on which Seller's grant deed (which is not a general warranty deed) or special warranty deed (whichever is customarily used in the county in which the Building is located) conveying fee simple title to the Property (the "Deed") is delivered through Escrow to Buyer and the Title Company issues its commitment for a Title Policy with respect thereto, as provided in Section 7 below.

                  4.1 PHASED CLOSINGS. Subject to the period described above for Closing of Escrow and the extensions of the Closing Date permitted below, Buyer may elect to

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Close Escrow in up to three separate phases (each a "Phase"). Subject to such time limitations, Buyer shall select the Closing Date(s) upon at least seven days prior notice to Seller and Escrow Holder. If Buyer desires to Close Escrow in Phases, then at least seven days prior to the each Closing Date, Buyer shall identify the stores to be included in the Phase for such Closing Date and the anticipated Closing Date for such Phase. If Buyer elects to close the purchase contemplated herein in Phases, all Phases must be closed by the Outside Closing Date; however, such Outside Closing Date may differ as to one or more Phases if Buyer has extended the Outside Closing Date for such Phase or Phases pursuant to
Section 4.2 and/or Section 4.3.

                  4.2 EXTENSION OF CLOSING DATE. At the election of Buyer, which shall be exercised at least seven business days prior to the initial Outside Closing Date, Buyer may extend such Outside Closing Date by 30 days by paying an additional deposit (the "Extension Deposit") into Escrow. The Extension Deposit shall be One Hundred Fifty Thousand Dollars ($150,000) if Buyer elects to extend the Outside Closing Date as to all nine Buildings. If Buyer elects to extend the Outside Closing Date for less than all the Buildings, then Extension Deposit shall be paid as to each Building for which the Outside Closing Date is extended, such payment to be in the amounts shown on EXHIBIT B attached hereto (as such amount may be adjusted pursuant to Section 11.3). The election to extend shall be effective for all Buildings, unless at the time Buyer makes the Extension Deposit, Buyer notifies Seller that the extension does not apply to one or more Buildings. Escrow Holder shall place the Extension Deposit in an interest-bearing account for the benefit of Buyer. The Extension Deposit, excluding the interest earned thereon, shall be included in the "Deposit" and shall be non-refundable, except as expressly provided in this Agreement. The Deposit as so increased shall be credited to the Purchase Price as to each Building at Closing, such credit to be in the amounts shown on EXHIBIT B (as such amounts may be adjusted pursuant to Section 11.3). Each time the Deposit, or a portion thereof, is released to a party pursuant to the provisions of this Agreement, the interest earned on the Deposit to the date of such distribution shall be paid to Buyer.

                  4.3 FURTHER EXTENSION TO ACCOMMODATE LENDERS. In addition to the extension to which Buyer is entitled under Section 4.2, Buyer may by request made at least seven business days prior to the then scheduled Outside Closing Date, further extend the Outside Closing Date for one or more Phases, with such extension not to exceed 30 days, to enable Buyer's lender for such Phase to complete its due diligence on the Buildings in such Phase and/or to enable Buyer and such lender to complete the processing of the loan documents and consummate Buyer's acquisition loan; provided however that for each Phase, only one extension under this Section 4.3 shall be allowed, and no such extension shall, without the approval of Seller which may be given or denied in its sole discretion, cause the Outside Closing Date to occur later than October 30, 1999. Buyer shall not be entitled to extend the Outside Closing Date for a Phase


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unless at the time of such extension, (i) Buyer has delivered to Seller a copy of Buyer's loan commitment (or equivalent loan document) from a third party financial institution that has sufficient resources to close and fund the loan;
(ii) Buyer has made all deposits with the lender at that time required by such loan commitment; and (iii) the loan commitment provides for a loan closing date that is no later than the Outside Closing Date for the Phase, as so extended.

         5.       BUYER'S INVESTIGATION.

                  5.1. TITLE. As soon as practicable following the Opening of Escrow, Escrow Holder shall provide Buyer a standard coverage preliminary title report for each Building, showing the state of title of the Land for such Building, together with copies of all documents referred to therein (collectively, "Title Report"). Any Title Report, title commitment and title policy for a Building in Florida required under this Agreement shall be issued by such agent for the Escrow Holder as may be designated by Seller. Seller shall arrange for the Title Report, title commitment and title policy for any Building outside of Florida to be issued by or through Escrow Holder's national accounts department in Fort Lauderdale. Seller will order the Title Reports promptly after the approval of the Store Lease.

                           5.1.1    As to each Building, prior to the earlier
to occur of (i) the expiration of the Approval Period, or (ii) 20 days after the later of Buyer's receipt of (a) the Title Report from Escrow Holder, and (b) a current ALTA survey is obtained by Buyer pursuant to Section 5.2 below (the "Survey"), Buyer shall notify Seller and Escrow Holder in writing of any unacceptable exceptions in the Title Report and Survey. Buyer shall have no obligation to accept or approve any exceptions to title shown in the Survey or in the Title Report, except nondelinquent real property taxes and assessments. If Buyer fails, prior to the earlier of (i) or (ii) above, to approve or disapprove in writing any exceptions shown in the Survey and Title Report for a Building, Buyer shall be deemed to have approved the Survey and Title Report as to such Building.

                          5.1.2    As to each Building, upon receipt of Buyer's
written notification of any exceptions that are not acceptable to Buyer, Seller shall have 10 days within which to elect, at Seller's sole discretion, by written notice to Buyer to clear from the title any exceptions to which Buyer has objected. Seller's failure to notify Buyer in writing within such 10 day period shall be deemed Seller's election to not cure such exceptions. If Seller elects to cure such exceptions or any additional exceptions added subsequent to the initial date of each Title Report, Seller shall exercise commercially reasonable efforts to cause same to be removed from record title (or otherwise rendered acceptable to Buyer) at Seller's expense prior to the Close of Escrow (provided however that in doing so, Seller shall not be required to expend more than $15,000 as to any


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Building). If Seller does not elect to cure such exceptions, Buyer may elect within five days of such 10 day period to either waive its objections and proceed with the purchase of the Building, or to terminate this Agreement as to such Building (and upon such termination, the Purchase Price shall be adjusted pursuant to Section 11.3), in which event Buyer shall be entitled to the prompt return of the Deposit allocable to such Building, unless Buyer and Seller agree on a replacement Building pursuant to Section 11. If Seller elects to cure an exception but notwithstanding Seller's exercise of commercially reasonable efforts (taking into account the expenditure limit for each Building set forth above), Seller is unable to do so prior to the date that is seven days prior to the scheduled Close of Escrow for such Building, Seller may elect to extend the Outside Closing Date for such Building for up to 60 days to attempt to complete such cure, provided that such extension does not render Buyer unable to Close Escrow due to the termination of Buyer's loan commitment for such Building, and provided further that Seller pays any necessary extension fee if one must be paid to extend such loan commitment. If Seller is ultimately unable to timely remove an exception, Buyer may elect to either waive its objection and proceed with the purchase of the Building, or to terminate this Agreement as to such Building (in either case, without any recourse against Seller regarding the existence of such exception), in which event Buyer shall be entitled to the prompt return of the Deposit allocable to such Building, unless Buyer and Seller agree on a replacement Building pursuant to Section 11.

                           5.1.3    Notwithstanding the foregoing provisions
of this Section 5.1, Seller hereby covenants and agrees that all deeds of trust, tax liens, mechanic's liens and similar monetary encumbrances (except for nondelinquent real property taxes and assessments) created or suffered by Seller during Seller's ownership shall all be removed of record from each Building by Seller prior to or at the Closing of such Building, at Seller's sole cost and expense.

                  5.2. FEASIBILITY. During the period commencing on the Opening of Escrow and ending on the date that is the 45 days after the parties have reached agreement on the form of the Lease pursuant to Section 10.2, which period is referred to herein as the "Approval Period", Buyer shall have the right, as to each Building:

                           5.2.1.   To conduct such independent investigations
as Buyer deems necessary or appropriate concerning the ownership and operation of the Property and Seller's business thereon. To facilitate Buyer's investigation of the Property, Seller has, prior to or concurrently with the execution hereof, delivered to Buyer copies of certain title policies, surveys, environmental reports and sales reports relating to the Property and as to the Chula Vista property, a copy of the Bed, Bath & Beyond lease, and all amendments thereto (the "BB&Y Lease"), and a copy of the East Fort Lauderdale ground lease, and all amendments thereto (the "EFL Ground Lease"). In addition, at


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reasonable times during working hours, and upon reasonable notice to Seller,
Buyer shall have the right to inspect any of the following items that are in the possession of Seller and readily available for inspection, and Seller shall, upon Buyer's request as to specific items identified upon such inspection by Buyer, make copies thereof for Buyer at Seller's expense:

                                   5.2.1.1.Soils and geologic reports; grading,
engineering and improvement plans (including "as built" drawings); surveys; physical building reports, including structural and roof reports; and reports pertaining to any environmental assessments of the Property;

                                   5.2.1.2.Governmental approvals, permits and
certificates of occupancy relating to the ownership and operation of the Property;

                                   5.2.1.3.Repair records, warranties,
guaranties, service and maintenance contracts, management contracts and similar agreements relating to the ownership and operation of the Property; and

                                   5.2.1.4.If available, monthly and annual
sales reports for each Building for the most recent three fiscal years or from store opening, whichever is shorter;

                                   5.2.1.5.If available, "as built" drawings as
to each Building.

         All information, reports, items and other materials now or hereafter furnished by Seller to Buyer or obtained by Buyer from Seller in connection with the Property (through inspection, copying or otherwise) are collectively called the "Materials".

                           5.2.2.   To obtain, as to each Building, a current
ALTA survey, a current Phase I environmental report and a current report regarding the physical condition of the Improvements. Promptly after agreement of the parties on the form of the Store Lease, Buyer shall order such surveys and reports as may be desired by Buyer for preparation by third parties. Buyer shall pay the costs for such surveys and reports and Seller shall reimburse Buyer for one-half of such costs within 15 days after receipt by Seller from Buyer of invoices for such costs; provided however that such reimbursement obligation shall be limited to the costs of such surveys and reports at reasonable competitive rates. Notwithstanding the foregoing, Seller shall have no obligation to reimburse Buyer for the costs of the survey and reports for a Building(s) if Buyer terminates this Agreement as to such Building(s) prior to the expiration of the Approval Period, unless the basis for such termination by Buyer is a factor that a reasonably prudent purchaser would determine as materially adversely affecting the


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marketability of title for such Building(s), or the physical condition of the improvements for such Building(s), or the financability of the transaction as to such Building(s), or the value of the Building(s). As to those surveys and reports ordered by Buyer for which the costs are shared by the parties, such surveys and reports shall be certified for the benefit of both Buyer and Seller and copies shall be provided to both Buyer and Seller.

                           5.2.3.   To conduct building inspections, soils and
environmental tests and investigations, and other customary engineering tests, surveys and inspections regarding the Property, including its structural and mechanical systems.

                           ` 5.2.4 To review the financial condition of Seller.
To facilitate such review, Seller shall make senior management reasonably available to Buyer to discuss Seller's plans for attaining and maintaining profitability.

                  5.3. RIGHT TO TERMINATE DURING APPROVAL PERIOD. During the Approval Period, if Buyer disapproves the condition of title to any Building as set forth in the Survey or Title Report, or, upon investigation of the Building pursuant to Section 5.2, discovers any matter, condition or occurrence that would, in Buyer's sole and absolute discretion, adversely affect Buyer's profitable ownership of the Building, or its ability to finance the Building, or if for any other reason Buyer does not wish to proceed with the purchase of one or more of the Buildings, then Buyer may terminate this Agreement as to a specified Building or Buildings by identifying such Buildings for termination in the "Approval Notice" described below (and in the event of such termination the Purchase Price shall be adjusted as provided in Section 11.3); provided however that if Buyer fails to give any notice prior to the expiration of the Approval Period, Buyer shall be deemed to have elected to terminate this Agreement. If this Agreement is terminated (i) Escrow Holder shall refund the Deposit to Buyer, return to Buyer all interest earned thereon, and return all documents and instruments to the parties who deposited the same, (ii) Buyer shall pay all of Escrow Holder's cancellation fees and expenses, and (iii) neither party shall have any further obligation or liability hereunder, except as to Seller's reimbursement obligations under Section 5.2.2, Buyer's obligations under Section
5.4 and each party's respective obligations under Section 14 below. Buyer's election to proceed with the purchase of Buildings shall only be made by Buyer's delivery to Seller and Escrow Holder, prior to the expiration of the Approval Period, of written notice approving the purchase of the Buildings which Buyer has determined are acceptable for purchase, which notice (the "Approval Notice") shall specify the Buildings that Buyer will purchase and the Building(s), if any, with respect to which Buyer has elected to terminate this Agreement. If the Approval Notice specifies one or more Buildings with respect to which Buyer has elected to terminate this Agreement, then pursuant to Section 11 below, Buyer and Seller may agree upon replacement Buildings therefor.


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                  5.4. LICENSE. Seller hereby grants to Buyer and its employees, agents, and consultants a nonexclusive license to enter upon the Property during the Approval Period and throughout the term of the Escrow for the purpose of conducting feasibility studies and physical examinations of the Property provided, however, that (a) any such entry on the Property shall be upon reasonable notice to Seller, at reasonable times, and at the sole risk of Buyer,
(b) no invasive inspections, drilling or ground penetrations shall be done without Seller's prior written consent, which will not be unreasonably withheld,
(c) any entry upon or examination of the Property shall be conducted in such manner so as not to disrupt the conduct of business on the Property , and (d) the Property shall not damaged by any such entry and examinations and shall be restored, at Buyer's expense, to the condition existing immediately prior to any such entry or examination. Buyer shall indemnify, defend, protect and hold
Seller and the Property free and harmless from and against all loss or liability (excluding however losses or liabilities arising out of the information revealed in the results of such investigations and examinations), including Seller's reasonable attorney and paralegal fees and expenses, arising from or in connection with any entry by Buyer or its employees, agents and consultants upon the Property, any examinations or investigations conducted by or at the request of Buyer, or any mechanics' liens or other liens resulting from any such entry, examinations or investigations, which indemnity shall survive the termination of this Agreement. Buyer shall deliver to Seller a general liability insurance policy (or a certificate evidencing the same) with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage liability in any one occurrence which names Seller as an additional insured. Buyer shall pay for all work and inspections performed on or in connection with the Property and shall not permit the creation of any lien in favor of any contractor, materialman, mechanic, surveyor, architect or laborer. The recourse of Seller against Buyer under this Section 5.4 is in addition to the liquidated damages provisions of Section 8.3 and shall not be limited thereby. Notwithstanding any language to the contrary in this Agreement, Buyer's obligations under this Section 5.4 shall survive the termination of this Agreement.

                  5.5 MATERIALS AND REPORTS. Seller agrees to assign to Buyer at each Closing, Seller's interests in the Materials prepared by third parties (excluding the title policies and surveys issued to Seller) for the Buildings purchased at such Closing, to the extent that such interests are assignable. Such assignment shall reserve to Seller the nonexclusive right to enforce any claims that Seller may have under the Materials. All Materials are intended solely to facilitate and assist Buyer in its own investigation of the Property and except as expressly set forth in this Agreement, Seller disclaims any representation or warranty as to the contents of the Materials, or the truth, accuracy or completeness thereof. In the event that this Agreement is terminated for any reason other than a default of Seller, Buyer agrees to provide to Seller, within 10 days of any


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such termination, copies of all surveys, engineering reports and other studies and reports obtained by Buyer with respect to any portion of the Property not purchased by Buyer, and to return to Seller all of the Materials relating to any portion of the Property not purchased by Buyer. Buyer disclaims any warranty as to any studies, reports and materials provided to Seller pursuant to this
Section 5.

                  5.6 FLORIDA DISCLOSURES. The following notification is given pursuant to Section 404.056(6), Florida Statutes: "Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit." Buyer is hereby notified, as required by Section 553.996, Florida Statutes, that Buyer has the right to have the energy-efficiency rating determined for each Building constituting a part of the Property. Buyer acknowledges receipt of a copy of the energy-efficiency rating information brochure prepared by the State of Florida. Buyer acknowledges and agrees that any radon testing or energy efficiency rating determination with respect to the Property or any part thereof shall be at the Buyer's expense, and that after the Approval Period, the obligations of Buyer under this Agreement and the Closing are not conditioned on the Buyer's approval of the results of any radon testing or energy-efficiency rating determination.

                  5.7 BUYER ACKNOWLEDGMENT. Buyer agrees and acknowledges that except as expressly contained in this Agreement, (i) neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, statement, warranty or promise to Buyer concerning the physical aspects, income potential or condition of or any other matter with respect to the Property; (ii) subject to the representations and warranties of Seller set forth in this Agreement, Buyer is purchasing the Property in an "AS IS" physical condition and in an "AS IS" state of repair. No person acting on behalf of Seller is authorized to make, and by execution hereof Buyer acknowledges and agrees that no such person has made any representation or warranty, except as may be expressly set forth in this Agreement. Further, except as otherwise expressly provided in this Agreement, Seller is not liable for or bound in any manner in connection with any information (including, without limitation, the Materials) which Buyer has heretofore obtained or hereafter may obtain from Seller, Buyer having the right to conduct its own investigation with respect to all such information. Except as otherwise expressly provided in this Agreement, there are no express or implied warranties given to Buyer and Seller does hereby disclaim any and all warranties of merchantability and fitness.


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         6.       REPRESENTATIONS AND WARRANTIES.

                  6.1 SELLER. The representations and warranties of Seller are set forth below and in other provisions of this Agreement. Those that are stated to be made "to the best of Seller's knowledge" or "to Seller's knowledge" or similar verbiage shall be limited in meaning to the actual (as distinguished from implied, imputed and constructive) knowledge of Henry Flieck, Debra Steer and Don Jackson ("Informed Parties"), without inquiry or investigation, and without imputation to the Informed Parties or Seller of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties. Seller represents and warrants to, and covenants with Buyer, as follows.:

                           6.1.1. Seller has not alienated, encumbered,
transferred, optioned, leased, assigned, transferred or otherwise conveyed any of its interest in the Property except as set forth in the Title Report, nor has Seller entered into any agreement (other than this Agreement) so to do.

                           6.1.2    The Sports Authority, Inc. is a corporation
organized, validly existing and in good standing under the laws of the State of Delaware. The Sports Authority Florida, Inc. is a corporation organized, validly existing and in good standing under the laws of the State of Florida. Seller has full capacity, right, power and authority to enter into this Agreement and to perform its obligations hereunder, and to carry on its business in each of the Buildings.

                           6.1.3    This Agreement has been duly authorized by
Seller and the person(s) executing this Agreement on behalf of Seller have the right, power and authority to do so. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Seller is a party or to which Seller is bound. Except as set forth in SCHEDULE 6.1.3 hereto, no consent from any third party is required before any of the Land and Improvements may be conveyed to Buyer, and as to the consents described in said
SCHEDULE 6.1.3, Seller covenants and agrees to obtain such consents prior to the Close of Escrow of each Building affected thereby.

                           6.1.4    Except as disclosed in any environmental
assessment/report delivered by Seller to Buyer pursuant to Section 5, to the best of Seller's knowledge, the Property is not in violation, nor has been or is currently under investigation for violation of any applicable federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority which classify, regulate, list or define hazardous substances, materials, wastes, contaminants, pollutants and/or Hazardous Materials, as defined below ("Hazardous Materials Laws"). The term "Hazardous Material(s)" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to, those substances, materials or wastes regulated under any Hazardous Materials Laws, and any and all of those substances included within the definitions of "hazardous substances," "hazardous materials," "imminently hazardous chemical substance or mixture," "toxic substances," "hazardous air pollutant," "toxic pollutant," or "solid waste" under such laws and other applicable local, state or federal law for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde and (vii) radioactive materials and waste. Except as disclosed in any environmental assessment/report delivered by Seller to Buyer pursuant to Section 5, neither Seller nor, to the best of Seller's knowledge, any third party has used, generated, manufactured, stored or disposed in, at, on, under or about the Property or transported to or from the Property any Hazardous Materials in violation of applicable law. Except as disclosed in any environmental assessment/report delivered by Seller to Buyer pursuant to
Section 5, to the best of Seller's knowledge, there has been no discharge, migration or release of any Hazardous Materials from, into, on, under or about the Property in violation of applicable laws; and, to the best of Seller's knowledge, there is not now, nor has there ever been on or in the Property underground storage tanks.

                           6.1.5    To the best of Seller's knowledge, Seller
is not in default under, and Seller has received no notice that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under any agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to or affecting title to, or Seller's right to occupy, or the ability of Seller to continue the operation of Seller's business upon, the Property; provided however Seller has disclosed to Buyer certain facts relating to the Bed Bath & Beyond use and improvements at the Chula Vista Building, as referenced in that certain Agreement dated November 16, 1998 between Seller and Bed Bath & Beyond.

                           6.1.6    To the best of Seller's knowledge, the real
property of which the Building is a part is zoned to permit Seller's business as conducted thereon. To the best of Seller's knowledge, there is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain or condemnation proceeding, a proceeding to establish a new assessment district or increase the assessments imposed by an existing assessment district, or a zoning change proceeding, pending or threatened, which affects the Property.

                           6.1.7    To the best of Seller's knowledge, there
are no lawsuits, claims, proceedings or investigations pending or threatened against or affecting the Property or Seller (as to the latter, which would adversely affect Seller's ability to complete the transaction contemplated in this Agreement) nor, to the best of Seller's knowledge, is there any basis for any of the same, and there are no lawsuits or proceedings pending in which Seller is the plaintiff or claimant and which pertain to or affect title to, or Seller's right to occupy of, or the ability of Seller to continue the operation of Seller's business upon, the Property.

                           6.1.8    Except as disclosed in the Materials, to
the best of Seller's knowledge, the Property is in good condition and is free of material defects, and has been maintained in first class condition in accordance with good industry practices for the maintenance of similar properties.

                           6.1.9    To the best of Seller's knowledge, as to
each Building, neither Seller nor the Building is in violation of any covenants, conditions and restrictions, reciprocal easement agreements or other similar agreements, including, those that govern the shopping center (if any) of which any Building is a part; provided however Seller has disclosed to Buyer certain facts relating to the Bed Bath & Beyond use and improvements at the Chula Vista Building, as referenced in that certain Agreement dated November 16, 1998 between Seller and Bed Bath & Beyond. To the best of Seller's knowledge, Seller has not received any notices asserting any such violation by Seller or the Building.

                           6.1.10   To the best of Seller's knowledge, Seller
has not received notice from Seller's insurance carriers of any defects or inadequacies in the Property, or any portion thereof, which would adversely affect the insurability of the Property or the cost of any such insurance. Seller has not received notice of, and to the best of Seller's knowledge, there are no pending insurance claims with respect to any portion of the Property, other than claims that may have arisen in the normal course of, and relating to, the conduct by Seller of its retail store operations thereon.

                           6.1.11   To the best of Seller's knowledge, Seller
has no knowledge of (a) any existing damage to the Buildings arising from seismic activities, and (b) except as to the Buildings in California and Massachusetts, any recent seismic activity affecting the Property or any active fault bisecting, underlying or adjacent to the Property.

                           6.1.12   Neither Seller, nor any entity or person
that directly or indirectly owns or controls Seller is bankrupt or insolvent under any applicable Federal or state standard, nor has any such party filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has any such party been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

                  6.2 BUYER. Buyer makes the following representations, warranties and covenants to Seller:

                           6.2.1    The party executing this Agreement as Buyer
is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing this Agreement on behalf of Buyer have the right, power and authority to do so.

                           6.2.2    This Agreement constitutes the legal, valid
and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. This Agreement does not violate any provision of any material agreement or document to which Buyer is a party or to which Buyer is bound.

                  6.3 SURVIVAL OF WARRANTIES. All representations, warranties and covenants of Seller and Buyer in this Agreement shall as to each Close of Escrow survive such Close of Escrow for three (3) years and terminate thereafter, without the necessity of a separate written certificate regarding same.

         7. TITLE POLICY. At each Closing, as to each Building included in such Closing, Escrow Holder shall be prepared or committed to deliver to Buyer a standard American Land Title Association ("ALTA") owner's (or leasehold owner's in connection with the East Fort Lauderdale site) policy of title insurance ("Title Policy"), dated as of the Closing Date, insuring Buyer in an amount equal to the Purchase Price for such Building, and showing title as to such Building vested in Buyer subject only to (i) nondelinquent real property taxes and assessments; (ii) the printed exceptions and exclusions contained in the Title Policy; (iii) all exceptions shown on the Title Report for such Building and approved by Buyer; (iv) the Lease described in Section 10 below and the Subordination and Non-Disturbance Agreement; and (v) all other matters approved in writing by Buyer.

         8. DEFAULT; ESCROW CANCELLATION. Neither Buyer nor Seller shall be in default under this Agreement unless the party asserting default gives written notice describing such default and within three (3) days after such notice is received, the party who is asserted to be in default fails to commence the cure of such default, or having timely commenced such cure, thereafter fails to diligently complete such cure; provided however a party shall be in default if a monetary breach is not cured by such party within said three (3) day period. If either party defaults with respect to its obligations hereunder, or if Escrow is not in a condition to close by the agreed Closing Date, Escrow Holder shall continue to comply with the instructions contained herein until a written demand has been made by a party entitled to do so for the cancellation of Escrow, as described below. Escrow Holder shall notify the other party of any such demand.

                  8.1. CHARGES. If the Closing of Escrow fails to occur as to a Building due to Seller's default, Seller shall pay all Escrow cancellation charges. If the Closing of Escrow fails to occur as to a Building due to Buyer's default, Buyer shall pay all Escrow cancellation charges. If the Close of Escrow fails to occur as to a Building for any reason other than the foregoing, except as otherwise specifically set forth in this Agreement, Buyer and Seller shall each pay one-half (1/2) of any Escrow cancellation charges, and, upon such payment and subject to the survival of the indemnities set forth at Sections 5.4 and 14, each party shall release the other party from all liability hereunder for the failure of the Close of Escrow to occur. "Escrow cancellation charges" means all normal and customary fees, charges and expenses incurred by Escrow Holder as well as all normal and customary expenses related to the services of Escrow Holder in connection with title matters relating to this Escrow (including, without limitation, all title search and examination charges and commitment cancellation charges).

                  8.2. BUYER'S DEPOSIT. Except as otherwise provided in this Agreement, if the Closing of Escrow fails to occur as to a Building due to any reason other than Buyer's default hereunder, Buyer shall be entitled to the prompt refund of the Deposit as to such Building, together with all interest earned thereon.

                  8.3. SELLER'S DAMAGES IF BUYER DEFAULTS. BUYER AND SELLER AGREE THAT IF THE CLOSING OF ESCROW FAILS TO OCCUR AS TO A BUILDING OR BUILDINGS DUE TO THE DEFAULT OF BUYER, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX SELLER'S ACTUAL DAMAGES FOR, AMONG OTHER ITEMS, TAKING OR HAVING SUCH PROPERTY OFF THE MARKET, AND BUYER AND SELLER AGREE THAT THE AMOUNT OF BUYER'S DEPOSIT FOR

SUCH BUILDING(S) IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IF BUYER FAILS TO PERFORM ALL OF BUYER'S OBLIGATIONS UNDER THIS AGREEMENT. IN ADDITION, BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT, AND SELLER DESIRES TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER WERE REQUIRED TO FILE A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF THE CLOSING OF ESCROW FAILS TO OCCUR AS TO A BUILDING OR BUILDINGS DUE TO THE DEFAULT OF BUYER, THEN THIS AGREEMENT AND THE ESCROW SHALL BE TERMINATED AND CANCELED AS TO SUCH BUILDING(S). IN SUCH EVENT, (A) ESCROW HOLDER SHALL RETURN ALL DOCUMENTS AND INSTRUMENTS AS TO SUCH BUILDING(S) TO THE PARTIES WHO DEPOSITED SAME, (B) ALL TITLE AND ESCROW CANCELLATION CHARGES SHALL BE CHARGED TO BUYER, AND (C) ESCROW HOLDER SHALL DELIVER TO SELLER THE DEPOSIT AS TO SUCH BUILDING(S) AS LIQUIDATED DAMAGES AND, EXCEPT FOR THE LIABILITY OF BUYER UNDER SECTIONS 5.4 AND 14 (WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT AND SHALL NOT BE AFFECTED OR LIMITED BY THIS SECTION 8.3), SUCH LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF BUYER'S DEFAULT AS TO SUCH BUILDING(S). THIS SECTION 8.3 SHALL NOT LIMIT OR APPLY TO SELLER'S REMEDIES WITH RESPECT TO ANY POST-CLOSING DEFAULT.

         THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 8.3 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

            ---------------                      -----------------
            Buyer's Initials                     Seller's Initials


                  8.4 BUYER'S DAMAGES IF SELLER DEFAULTS. If the Closing of Escrow fails to occur as to a Building due to Seller's default, Buyer shall be entitled to the prompt refund of the Deposit as to such Building, together with all interest earned thereon, and Buyer may elect to (i) sue Seller to specifically enforce Buyer's rights hereunder, and/or (ii) recover from Seller all costs reasonably incurred by Buyer and payable to bona fide third parties with respect to Buyer's efforts to purchase such Building, including without limitation, costs incurred in Buyer's investigation and evaluation of the Property, fees and costs paid to attorneys and consultants, and fees and costs pertaining to Buyer's efforts to finance its purchase of such Building (including without limitation loan commitment fees and costs not in excess of 1.5% of the Purchase Price of such Building), such reimbursement to be made by Seller to Buyer within 30 days after Buyer has delivered to Seller reasonably satisfactory evidence of such fees and costs.

Except as to the items referenced in clause (ii) above (which, other than Buyer's elective right to sue in the alternative for specific performance under clause (i), Buyer agrees shall be the sole and exclusive remedies available to Buyer), Buyer hereby waives any right to sue Seller for damages if the Closing of Escrow fails to occur as to a Building due to Seller's default.

9.       CONDITIONS TO CLOSING OF ESCROW.

                  9.1 BUYER'S CONDITIONS TO CLOSING OF ESCROW. The obligation of Buyer to purchase the Property under this Agreement is conditioned upon and subject to the satisfaction, or written waiver by Buyer, on or before the date set for the Closing, of all the conditions precedent set forth below in this
Section 9.1, which conditions as to each Building are for the exclusive benefit of Buyer. Should any such condition not be so satisfied or waived by Buyer, then Buyer may elect to terminate this Agreement and the Escrow in its entirety, or as to the Building(s) affected thereby, in which event the relevant provisions of Section 8 shall apply. However, if Buyer elects to Close as to a Building despite the nonsatisfaction of a condition with respect thereto, Buyer shall not have any recourse against Seller in connection with such nonsatisfaction. The conditions precedent to Buyer's obligation to purchase each Building are as follows:

                           9.1.1.   TITLE POLICY. Escrow Holder is prepared to
issue the Title Policy for such Building, subject only to the matters described in Section 7;

                           9.1.2    LEASE.  Seller shall have executed and
deposited with Escrow Holder, for delivery to Buyer at each Closing, the Store Lease (as defined in Section 10) for each Building (or relevant portion thereof with respect to the Chula Vista and St. Petersburg sites, and as to East Fort Lauderdale, the Store Lease shall constitute a sublease between Buyer and Seller) that is the subject of such Closing, and with respect to such Store Lease, Seller shall have executed and deposited with Escrow Holder, for recordation at such Closing, a subordination, nondisturbance and attornment agreement satisfactory to Buyer's lender and substantially in the form of EXHIBIT C attached hereto (the "SNDA"). With respect to each Store Lease, and if applicable, the reciprocal covenants and easements affecting the shopping center of which the Building is a part, Seller shall have executed and delivered to Buyer's lender one or more estoppel certificates. The form of such certificate(s) shall be agreed upon between Buyer and Seller during the Approval Period and upon reaching agreement as to same, such form(s) shall be attached to this Agreement as EXHIBIT D (the "Estoppel").

                           9.1.3    CHULA VISTA/BB&Y.  As to the Chula Vista
Building, Bed Bath & Beyond shall have provided a subordination, nondisturbance and attornment agreement and an estoppel, both to be in form consistent with Bed Bath & Beyond's obligations to do so under the BB&Y Lease. Seller shall use commercially reasonable efforts to cause Bed Bath & Beyond to provide such agreement and estoppel. Buyer acknowledges that Seller has disclosed to Buyer that Bed Bath & Beyond is entitled to certain rent credits under the BB&Y Lease for certain improvements that Bed Bath & Beyond constructed on the leased premises. Buyer and Seller have taken such rent credits into consideration in agreeing upon the Purchase Price for the Chula Vista Building.

                           9.1.4    ASSIGNMENT OF LEASES.  As to the Chula
Vista Building, Seller shall have executed and delivered to Escrow Holder an Assignment and Assumption of Lease, in form reasonably acceptable to Buyer and Seller, pursuant to which Seller assigns its interest in the BB&Y Lease. As to the East Fort Lauderdale Building, Seller shall have executed and delivered to Escrow Holder an Assignment and Assumption of Lease, in form reasonably acceptable to Buyer and Seller, pursuant to which Seller assigns its interest in the EFL Ground Lease.

                           9.1.5.   REPRESENTATIONS AND WARRANTIES.  As a
condition to the Buyer's obligation to consummate the transaction contemplated hereby, each of the representations and warranties of Seller in this Agreement must be true and correct in all material respects on the Closing Date. Prior to the Closing, Seller shall be entitled to state in writing exceptions to any representations and warranties, in which case Buyer may (i) terminate this Agreement if such exceptions are not reasonably acceptable or (ii) elect to close this transaction notwithstanding such exceptions, in which event the representations and warranties shall be deemed to have been modified to reflect the written exceptions. In the event that Buyer shall, prior to the Closing, discover any information that would render or indicate that any of the representations and warranties are untrue or breached in any material respect, Buyer shall promptly notify Seller in writing.

                           9.1.6    NO ADVERSE CHANGE IN FINANCIAL POSITION.
There shall not have occurred a material adverse change in the financial condition of Seller.

                  9.2 SELLER'S CONDITIONS TO CLOSING OF ESCROW. The obligation of Seller to sell each Building under this Agreement is conditioned upon and subject to the satisfaction, or written waiver by Seller, on or before the date set for each Closing, of the conditions precedent set forth below in this
Section 9.2, which conditions are for the exclusive benefit of Seller. Should such condition not be so satisfied or waived by Seller, then Seller may elect to terminate this Agreement and the Escrow as to such Building, in which event the relevant provisions of Section 8 shall apply. The conditions precedent to Seller's obligation to sell each Building at a Closing are as follows:

                           9.2.1.    LEASES; ASSIGNMENTS.  Buyer shall have
executed and deposited with Escrow Holder for delivery to Seller at each Closing, the Store Lease (as defined in Section 10 below) for each Building (or relevant portion thereof with respect to the Chula Vista and St. Petersburg sites, and as to East Fort Lauderdale, the Store Lease shall constitute a sublease between Buyer and Seller) that is the subject of such Closing, and with respect to such Store Lease, Buyer's lender and Buyer (if required) shall have executed and deposited the SNDA with Escrow Holder, for recordation at such Closing. Also, as to the Chula Vista Building, Buyer shall have executed and delivered to Escrow Holder an Assignment and Assumption of Lease, in form reasonably acceptable to Buyer and Seller, pursuant to which Buyer assumes the interests of the landlord under the BB&Y Lease. As to the East Fort Lauderdale Building, Buyer shall have executed and delivered to Escrow Holder an Assignment and Assumption of Lease, in form reasonably acceptable to Buyer and Seller, pursuant to which Buyer assumes the interests of the landlord under the EFL Ground Lease.

                           9.2.2    PERFORMANCE OF MATERIAL OBLIGATIONS; GOOD
STANDING AND AUTHORITY. Buyer shall have performed all of the material obligations required of Buyer under this Agreement and shall have provided to Seller's reasonable satisfaction evidence that Buyer is in good standing and has qualified to do business in the State in which the pertinent Property is located, and that Buyer has duly authorized this transaction.

                           9.2.3    NON-DISTURBANCE AGREEMENT.  The fee owner
of the East Fort Lauderdale site and Buyer shall have executed and delivered to Escrow Holder a Non-Disturbance Agreement in the form of Exhibit "B" to the amendment to the EFL Ground Lease dated May 26, 1994 (the "EFL
Non-Disturbance").

                           9.2.4    DELIVERIES BY BUYER.  Buyer shall have
caused to be delivered to Escrow Holder all of the items required to be delivered pursuant to Section 12.2.

                           9.2.5.   REPRESENTATIONS AND WARRANTIES.  As a
condition to the Seller's obligation to consummate the transaction contemplated hereby, each of the foregoing representations and warranties of Buyer must be true and correct in all material respects on the Closing Date. Prior to the Closing, Buyer shall be entitled to state in writing exceptions to the foregoing representations and warranties, in which case Seller may (i) terminate this Agreement if such exceptions are not reasonably acceptable or (ii) elect to close this transaction notwithstanding such exceptions. In the event that Seller shall, prior to the Closing, discover any information that would render or indicate that any of the representations and warranties are untrue or breached in any material respect, Seller shall promptly notify Buyer in writing.

         10. LEASE OF PROPERTY. Prior to the Close of Escrow of each Phase, Buyer and Seller shall enter into separate leases (each, a "Store Lease") for each Building (or relevant portion thereof with respect to the Chula Vista and St. Petersburg sites) in such Phase.

                  10.1 BASIC TERMS OF LEASE. Each Store Lease shall be a fully triple net lease without offset rights except as specified therein, in financable form. The Store Lease shall provide for a 20 year term with four 5 year renewal options, a full pass through of taxes, maintenance, repair and replacement costs, insurance and operating expenses, increases in base rent every 60 months in the amount of the percentage increase in the consumer price index during the previous 60 month period (determined in accordance with a formula to be agreed upon by Buyer and Seller and set forth in the form of Store Lease), but no such increase shall exceed 10%, and base rent increases at the beginning of each renewal term in the amount of the percentage increase in the consumer price index during the previous 60 month period (determined in accordance with a formula to be agreed upon by Buyer and Seller and set forth in the form of Store Lease), but no such increase shall exceed 12.5%. The initial base rent under each Store Lease shall be as set forth on EXHIBIT B.

                  10.2 AGREEMENT ON FORM OF LEASE. Buyer and Seller shall negotiate in good faith to agree upon the form of the Store Lease and upon reaching agreement as to same, such form of lease shall be attached to this Agreement as EXHIBIT E. If Buyer and Seller are not able to agree on the form of the Store Lease on or before June 1, 1999, this Agreement shall terminate unless the parties, each in its sole discretion, agree to extend such date. If this Agreement is terminated due to the parties' failure to agree upon the form of the Store Lease, the Deposit shall be immediately returned to Buyer and the provisions of Section 8.1 shall govern as to Escrow cancellation costs.

                  10.3 GROUPINGS OF LEASES. Seller acknowledges that while this transaction has been structured in a manner such that each Store will be under separate lease rather than a master lease of all Stores from Buyer to Seller, Buyer's purchase of the Buildings and the lease back of same to Seller are an integrated transaction as to the Florida Buildings, and an integrated transaction as to the Buildings not in Florida, and that it is a material consideration to Buyer in completing this transaction that all the leases as to the Florida Buildings, and all leases as to the Buildings outside of Florida, will be maintained in effect as though the parties had entered into a master lease arrangement for each such group of Buildings. Accordingly, Seller agrees that the leases will include language that provides that in the event of bankruptcy, insolvency or similar proceedings in which Seller is a party, Seller must accept or reject, (i) as a group, all leases of the Buildings within the Florida group, and (ii) as a group, all leases of the Buildings outside the Florida group, such that each lease for a Building within each group shall be treated the same as all other leases for Buildings within such group.

                  10.4 ST. PETERSBURG OUTPARCEL. The parties acknowledge that the Land upon which Seller's St. Petersburg store is located includes an "outparcel" for future development. Notwithstanding any other provision of this Agreement, upon the Close of Escrow of Buyer's purchase of such Land, the Store Lease for such site shall exclude the outparcel and Seller shall have no further interest in the outparcel, except as to reciprocal access and parking rights which shall be created through the Store Lease if the outparcel is not a separate legal parcel, or through an easement and operating agreement if the outparcel has been subdivided from the portion of the land upon which Seller's St. Petersburg store is located. If an easement and operating agreement is necessary, it shall be prepared by Buyer for approval by Seller at least 30 days prior to the Closing Date, which approval shall not be unreasonably withheld.

                  10.5 CHULA VISTA. Notwithstanding any other provision of this Agreement, The Store Lease for the Chula Vista site shall not include the property that is subject to the BB&Y Lease and Seller shall have no further interest in such property, except as to reciprocal access and parking rights which shall be created through the Store Lease if the Bed Bath & Beyond site is not a separate legal parcel, or through an easement and operating agreement if the Bed Bath & Beyond site has been subdivided from the portion of the land upon which Seller's Chula Vista store is located. If an easement and operating agreement is necessary, it shall be prepared by Buyer for approval by Seller at least 30 days prior to the Closing Date, which approval shall not be unreasonably withheld.

         11.      SUBSTITUTION, DELETION AND ADDITION OF BUILDINGS.

                  11.1 SUBSTITUTION OF BUILDING(S). Subject to the agreement of Buyer and Seller, which may be given or denied in each party's sole and absolute discretion, during the Approval Period (a) the parties may agree to substitute for one Building a different store property owned and operated by Seller, and
(b) the parties may agree to add one or more additional store properties owned and operated by Seller to this transaction. Furthermore, if Buyer has elected not to purchase one or more Buildings pursuant to Section 5.3 above, then subject to the agreement of Buyer and Seller, which may be given or denied in each party's sole and absolute discretion, the parties may agree to substitute for each such Building a different store property owned and operated by Seller.

                  11.2 DELETION OF ONE BUILDING. After the Approval Period, due to financing considerations or other factors, Buyer may find it necessary or desirable to delete a single Building from this Agreement. Accordingly and notwithstanding any provisions herein to the contrary, Buyer shall have the unilateral right after the Approval Period to terminate this Agreement as to one Building that Buyer had become obligated to purchase. If Buyer gives Seller notice of such termination,
(a) Buyer and Seller may agree, which agreement may be given or denied in each party's sole and absolute discretion, to substitute a different store property owned and operated by Seller for the deleted Building, and (b) Buyer shall be entitled to the prompt return of the Deposit (and interest earned thereon) for the deleted Building if Buyer and Seller do not agree on a replacement Building.

                  11.3 ADJUSTMENT OF PURCHASE PRICE. If pursuant Section 5,
Section 11.1, Section 11.2 or any other provision of this Agreement, one or more store properties are deleted, substituted and/or added, the Purchase Price shall be adjusted to reflect the change in the transaction, and if pursuant thereto a store property is deleted and as a consequence thereof, such deletion would have an adverse affect upon Seller's aggregate profit from the sale of all the Buildings that initially constitute the Property (the "Initial Aggregate Profit", which profit information has been shared among Seller and Buyer by a written schedule prepared on May 10, 1999), then after deletion of the Building, and after taking into account any substitution of another Building therefor, if the aggregate profit from the sale of all Buildings that then constitute the Property is less than the Initial Aggregate Profit, the purchase prices and Deposits for such Buildings that then constitute the Property shall be adjusted proportionately or on such other basis as Buyer and Seller may agree so that the aggregate profit from the sale of such Buildings is equal to the Initial Aggregate Profit. Concurrent with such adjustments, the fixed rents for each of the remaining Buildings shall be adjusted so that the same 10.9 capitalization rate the parties used to arrive at the Purchase Price initially set forth in this Agreement is maintained. If pursuant to Section 11.1 a Building is added without a Building being deleted pursuant to Section 11.2, the purchase price and rent for such additional Building shall be established using said 10.9 capitalization rate. Upon the substitution and/or deletion of a Building, the information contained in EXHIBITS A AND B shall be updated to reflect the foregoing adjustments and this Agreement shall be amended as appropriate to reflect such change(s) in the transaction. Effective upon the execution of any such amendment, the parties shall be deemed to have made the representations and warranties set forth in the Agreement as to the substituted and/or additional property(ies).

         12.      COSTS AND PRORATIONS.

                  12.1. ESCROW AND OTHER COSTS. Seller and Buyer shall each pay one-half the costs of the Title Policy premiums, Escrow Holder's fees and costs, and all recording costs (excluding any costs of recording Buyer's mortgages or deeds of trust and any other financing documents, which costs shall be borne solely by Buyer). Seller shall pay the costs of (i) the title search, (ii) all documentary transfer taxes, and (iii) mortgage taxes; provided however that if Buyer's mortgage on any Building exceeds 75% of the Purchase Price for such Building, Buyer shall pay the excess mortgage taxes on any such loan. Notwithstanding the foregoing, if Buyer shall terminate this Agreement as to any Building(s) as a result of any matter affecting title the does not render title unmarketable or materially adversely affect the financability of the Building(s), Buyer (and not Seller) shall pay the costs of the title search. Buyer shall pay the cost of title insurance for the policy(ies) to be issued to Buyer's lender(s). Buyer and Seller shall each bear their own respective legal fees and accounting costs, if any, outside of Escrow. Except as otherwise expressly provided in this Agreement, Buyer shall bear all other costs in connection with its investigation and examination of the Property and obtaining and closing any financing.

                  12.2. PRORATIONS. Except as provided in Section 12.3, there shall be no proration of property taxes, operating expenses, CAM charges or similar items with respect to the Property, as pursuant to the Store Leases, Seller will remain fully responsible for payment of same, and pursuant to the BB&Y Lease, Bed Bath & Beyond will remain fully responsible for payment of same as to its store. Notwithstanding the foregoing, if there is an REA recorded against the St. Petersburg outparcel, then CAM charges or similar items with respect thereto shall be prorated as of the Closing Date for such property, pursuant to the procedures for prorations for Chula Vista described in Section 12.3.

                  12.3 CHULA VISTA PRORATIONS. With respect to periods of time subsequent to the Closing Date, Seller shall deliver to Buyer an accounting for and possession and control via credits to Buyer on the Closing statement, of the following with respect to the BB&Y Lease: unforfeited deposits paid to Seller and any other money held by Seller for the account of BB&Y, including all security, utility, key, damage, and other deposits and prepaid rents paid to Seller by BB&Y (collectively the "Tenant Deposits"). Buyer shall receive a credit against the Purchase Price only for those Tenant Deposits which are in the custody, possession or control of Seller or its agents. All other rental income and operating expenses of the Property, including, without limitation, maintenance, management, and other service charges, and all other normal operating charges with respect to the Property shall be prorated on the Closing statement as of the Closing Date. Prorations of expenses shall be based on the bills for the current period, if available. If any bill for the current period is not available, the proration shall be based on the bill for the prior period or such other estimate as may be reasonably acceptable to Seller and Buyer. Any proration based on an estimate will be re-prorated based on actual numbers as soon as reasonably practicable, and any adjustments based on such reprorations shall be promptly paid by the Seller or Buyer, as the case may be, to the other party. Buyer shall be entitled to collect all rentals, receipts, and other revenues under the BB&Y Lease from and after the Closing Date, and such amounts shall be credited first to currently due charges and thereafter to delinquent charges in the order of their maturity (most recent delinquencies first). Any such rentals, receipts, and other revenues under the BB&Y Lease (including, without limitation, common area charges and other amounts payable by Bed, Bath & Beyond after year-end or other reconciliations) which relate in whole or part to any period prior to the Closing Date for such property shall be remitted by Buyer to Seller promptly after collection by Buyer. Buyer agrees to bill Bed, Bath & Beyond for any amounts payable under the BB&Y Lease that relate to periods prior to the Closing Date promptly after demand from Seller, or as soon thereafter as is permitted under the terms of the BB&Y Lease. Buyer also agrees to provide Seller copies of any correspondence or statements pertaining to the reconciliation of taxes, common area charges and other amounts payable by the tenant under the BB&Y Lease to the extent such reconciliations include any periods prior to the Closing Date for the Chula Vista property.

         13. ITEMS TO BE DELIVERED AT THE CLOSING.

                  13.1. SELLER'S DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items as to each Building to be conveyed to Buyer at such Closing:

                           13.1.1.   The Title Policy;

                           13.1.2.  The Deed executed and acknowledged by
Seller, in a form reasonably acceptable to both Buyer and Seller, which Deed shall state that the conveyance is subject to the items of exception identified in the Title Policy, or in the case of the East Fort Lauderdale site, an Assignment and Assumption of the EFL Ground Lease, including an indemnification of Buyer for all liabilities and obligations of the lessee thereunder that arise, accrue or relate to the period prior to the Closing Date for such Building (in form reasonably acceptable to Buyer and Seller);

                           13.1.3.  Two originals of a Bill of Sale and
Assignment Agreement in a form reasonably acceptable to both Buyer and Seller (the "Bill of Sale and Assignment") executed by Seller transferring to Buyer all of Seller's rights in the Plans and Entitlements;

                           13.1.4.  Four originals of the Store Lease, executed
by Seller;

                           13.1.5.  The SNDA and the EFL Non-Disturbance,
executed and acknowledged by Seller;

                           13.1.6. A memorandum of lease or notice of lease, in
a form reasonably acceptable to both Buyer and Seller (the "Notice of Lease"), duly executed and acknowledged by Seller;

                           13.1.7.  An assignment of the Bed Bath & Beyond
Lease, including an indemnification of Buyer for all liabilities and obligations of the landlord thereunder that arise, accrue or relate to the period prior to the Closing Date for such Building. Such assignment and indemnification shall by its terms expressly exclude all liabilities and obligations of Seller under that certain Agreement dated November 16, 1998 between Seller and Bed Bath & Beyond.

                           13.1.8.  Buyer-Seller Closing statement; and

                           13.1.9.  Other items reasonably requested by Escrow
Holder, Buyer's legal counsel, or Buyer's lender as administrative requirements for consummating the Closing.

                  13.2. BUYER'S DELIVERIES. At least one business day prior to Closing, Buyer shall deliver to the Escrow Holder:

                           13.2.1.  The cash sum required by Section 3.2;

                           13.2.2.  Two originals of the Bill of Sale and
Assignment executed by Buyer;

                           13.2.3.  Four originals of the Store Lease, executed
by Buyer;

                           13.2.4.  The SNDA, executed and acknowledged by
Buyer and Lender, and the EFL Non-Disturbance, executed and acknowledged by Buyer and the lessor under the EFL Ground Lease;

                           13.2.5.  The Notice of Lease, duly executed and
acknowledged by Buyer;

                           13.2.6   An assumption of the Bed Bath & Beyond
Lease, including an indemnification of Seller for all liabilities and obligations of the landlord thereunder that arise, accrue or relate to the period from and after the Closing Date for such Building, excluding however, liabilities and obligations under that certain Agreement dated November 16, 1998 between Seller and Bed Bath & Beyond.

                           13.2.7   An assumption of the EFL Ground Lease,
including an indemnification of Seller for all liabilities and obligations of the lessee thereunder that arise, accrue or relate to the period from and after the Closing Date for said Building;

                           13.2.8.  The Buyer-Seller Closing statement; and

                           13.2.9.  Other items reasonably requested by the
Escrow Holder, Seller's legal counsel, or Buyer's lender as administrative requirements for consummating the Closing.

         14.      BROKERS AND FINDERS.

                  14.1 Buyer and Seller agree that the execution of this Agreement was not induced or procured through any person, firm or corporation acting as a broker or finder, except Atlantic Retail Properties ("Broker"), to whom Seller shall pay a commission pursuant to separate agreement with Broker. Buyer agrees to indemnify, defend, protect and hold Seller harmless from any damage, claim, liability or expense resulting from any claim by any person, firm or corporation other than Broker, based upon their having acted as a broker or finder for or in connection with this transaction on behalf of Buyer. Subject to
Section 14.2, Seller agrees to indemnify, defend, protect and hold Buyer harmless from any damage, claim, liability or expense resulting from any claim by Broker or any other person, firm or corporation based upon their having acted as a broker or finder for or in connection with this transaction on behalf of Seller.

                  14.2 Seller has disclosed to Buyer that Seller has entered into a February 4, 1999 listing agreement with Tourtelot Brothers, Inc., Realtors ("Tourtelot") with respect to the St. Petersburg outparcel. Subject to the Close of Escrow of Buyer's purchase of the St. Petersburg outparcel, Buyer shall be solely responsible for any commission payable to Tourtelot under the February 4 agreement with respect to such purchase, and Buyer shall indemnify and hold Seller harmless with respect thereto. It is Buyer's intention to negotiate with Tourtelot as to the amount of such commission or to arrange for the termination of the February 4 listing agreement in consideration of Buyer entering into a new agreement with Tourtelot to market the St. Petersburg outparcel on behalf of Buyer. Seller agrees to cooperate with and assist Buyer in Buyer's efforts to reach a satisfactory arrangement with Tourtelot.

                  14.3 Notwithstanding any language to the contrary in this Agreement, the indemnities contained in this Section 14 shall survive the termination of this Agreement and the Closing.

         15. WAIVER, CONSENT AND REMEDIES. Either party may specifically and expressly waive in writing any breach by the other party of any provision of this Agreement, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement.

         16.      CONDEMNATION AND CASUALTY.

                  16.1 CONDEMNATION. If all or any material portion of any Building, or any interest therein, is taken prior to the Closing as a result of condemnation (including the filing of any notice of intended condemnation or proceedings in the nature of eminent domain), at the election of Buyer by written notice to Seller delivered within 15 days of receipt by Buyer or notice of such condemnation, but no later than the Outside Closing Date, this Agreement and the Escrow shall be deemed immediately terminated as to such Building, and the entire award from the condemning authority shall be the sole property of Seller, and Buyer hereby irrevocably assigns to Seller all of Buyer's right, title and interest in and to any and all such awards. If an immaterial portion of any Building is taken prior to the Closing or if Buyer does not so elect to terminate this Agreement upon a material taking, then, at or following the Closing, the entire award shall be payable in accordance with the terms of the Lease for such Building, and Seller shall at Close of Escrow assign all of its rights in any such award to Buyer subject to the provisions of the Lease. If this Agreement and the Escrow are terminated as to one or more Buildings pursuant to this Section, then, notwithstanding any contrary provisions of this Agreement, Seller shall pay all Escrow cancellation charges, and the Deposit allocable to such Building(s) shall be returned to Buyer. The foregoing election of Buyer shall be based on Buyer's business judgment, exercised in its sole and absolute discretion.

                  16.2 CASUALTY. If a Building, or any part thereof, suffers "minor damage" (as hereinafter defined) following the Execution Date but prior to Closing from fire or other casualty, Seller shall repair the same prior to the Closing, or as soon thereafter as is practicable, at Seller's sole cost and expense, and if required by Buyer's lender, the Closing Date shall be extended until the damage is fully repaired. If the Building, or any part thereof, suffers "major damage" (as hereinafter defined) prior to Closing from fire or other casualty, then Buyer may either (i) terminate this Agreement as to such Building, whereupon the Deposit allocable to such Building shall be refunded to Buyer, and neither party shall have any further rights or obligations pursuant to this Agreement, except for the indemnities under Section 5.4 and Section 14, or (ii) consummate the Closing, whereupon Seller's rights, if any, in the proceeds of any insurance covering such damage shall be assigned to Buyer at Closing (but the provisions of the Store Lease as to such Building shall become applicable as though such casualty had occurred after the Closing and such proceeds shall be made available to Seller to repair the damage), with no reduction or abatement in the Purchase Price. For purposes of this Agreement, major damage to a Building shall mean damage or destruction, the cost of repairing which is $100,000 or more, and minor damage or destruction shall mean damage or destruction, the cost of repairing which is less than

$100,000. The foregoing elections of Buyer shall be based on Buyer's business judgment, exercised in its sole and absolute discretion.

         17. HAZARDOUS MATERIALS INDEMNITY. From and after the Close of Escrow as to each Building, Seller shall exonerate, indemnify, protect, defend (with counsel reasonably approved by Buyer) and hold harmless Buyer (or its assignee permitted under Section 19.10 below, if a Building is acquired by a permitted assignee), and its agents, employees, officers, directors, shareholders, partners, attorneys, accountants, affiliates, successors and assigns, from and against, and shall reimburse Buyer with respect to, any and all fines, penalties, costs, cleanup charges and assessments levied or assessed against Buyer by any local, state or federal governmental entity, together with any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Buyer at any time after the Closing Date and from time to time thereafter (a "Claim") by reason of, or arising from, the presence of any Hazardous Materials or any other environmental contamination on, under, about or within the Building and which arises out of or is related to (i) the violation of any applicable federal, state or local environmental law with respect to the Building by Seller or anyone occupying or using the Building during Seller's ownership thereof; or
(ii) the "release" or "threatened release" of any Hazardous Materials at, under or from the Building, or any portion or portions thereof, during Seller's ownership of the Building by Seller, its agents, invitees, employees, contractors, subcontractors, licensees, or anyone occupying or using the Building or portions thereof during Seller's ownership, or Seller's failure to remove any Hazardous Substances released by such parties during such period. If Buyer receives actual notice of the existence of a Claim for which indemnity is provided hereunder, it shall promptly advise Seller in writing of that Claim and shall provide Seller the opportunity to retain legal counsel (who shall be reasonably approved by Buyer) to defend such claim. This Section 17 shall survive the Closing for all purposes and shall not be deemed to have merged into any of the documents executed or delivered at Closing.

         18.      COOPERATION.

                  18.1. FURTHER DOCUMENTS AND ACTS. Each of the parties hereto agrees to cooperate in good faith with each other, and to execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

                  18.2 OPERATIONS PENDING CLOSING. Seller shall diligently continue the normal management and operation of each Building and the business conducted on it and shall maintain each Building until Closing of escrow in good condition and repair; provided that each of the foregoing obligations of Seller shall be subject to relief for "force majeure" events.

         19.      MISCELLANEOUS.

                  19.1. SUCCESSORS AND ASSIGNS. Subject to Section 19.10 below, each and all of the covenants and conditions of this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, executors, administrators, successors and assigns of Buyer and Seller.

                  19.2. ATTORNEYS' FEES. If any legal action is instituted between any two or more of Seller, Buyer or Escrow Holder in connection with this Agreement, then the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including court costs and reasonable attorneys' fees.

                  19.3. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, or transmitted by facsimile with confirming copy by United States mail or by messenger or courier service:

                  To Buyer:                 SPI Holdings, LLC
                                            One Maritime Plaza, Suite 1460
                                            San Francisco, CA 94111
                                            Attention: Dennis J. Wong
                                            Facsimile No.: (415) 391-9142

                  With Copy to:             Morgan, Miller & Blair
                                            1676 N. California Blvd., Suite 200
                                            Walnut Creek, CA 94596
                                            Attention:  Gilbert C. Berkeley
                                            Fax: (925) 943-1106

                  To Seller:                The Sports Authority
                                            3383 North State Road 7
                                            Fort Lauderdale, FL 33319
                                            Attention: Henry Flieck
                                            Fax: (954) 714-1862

                  With Copy to:             The Sports Authority
                                            3383 North State Road 7

                                      Fort Lauderdale, FL 33319
                                      Attention:  Michelle Gluck
                                      Fax: (954) 714-1862

            With Copy to:             Sherry A. Stanley
                                      Coll Davidson Smith Salter & Barkett, P.A.
                                      201 S. Biscayne Blvd., Suite 3200
                                      Miami, FL 33131
                                      Fax: (305) 374-7296

            Escrow Holder:            First American Title Guaranty Company
                                      1850 Mr. Diablo Blvd., Suite 300
                                      Walnut Creek, CA 94596
                                      Attention: Kat Van Steenhuyse
                                      Telephone: 925 927-2163
                                      Telecopier:  925 927-2180

Each notice shall be deemed delivered (1) on the date delivered if by personal delivery, and (2) on the date of transmission by facsimile with confirmation. By giving to the other parties at least ten (10) days' written notice, the parties to this Agreement and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address.

                  19.4. GENDER AND NAME. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and plural shall be deemed to include one another, as appropriate.

                  19.5. ENTIRE AGREEMENT. This Agreement and its exhibits constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

                  19.6. CONSTRUCTION OF AGREEMENT. The provisions of this Agreement shall not be construed in favor of or against either party, but shall be construed as if both parties fully participated in the drafting of this Agreement.

                  19.7. AMENDMENTS. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing by both Buyer and Seller.

                  19.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida as though the parties hereto were residents of such State and had negotiated and executed this Agreement in Florida.

                  19.9. INVALIDITY OF PROVISION. If any provision of this Agreement as applied to either party or to any circumstance shall be determined to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, or the validity or enforceability of the Agreement as a whole.

                  19.10. ASSIGNMENT. Buyer has informed Seller that for purposes of acquiring and financing the acquisition of the Property, each Building will be placed in a single purpose, single asset limited partnership or limited liability company. It is agreed that Buyer may, without the consent of Seller, as to each Building assign its rights under this Agreement to one or more entities in which SPI Holdings, LLC, Dennis J. Wong, Stephen R. Wong and/or Richard D. Squires hold, in the aggregate, an average interest of 30% or greater. Except as so permitted, neither this Agreement nor any portion hereof, or right, entitlement, or obligation hereunder is assignable by either party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided however that Seller may without Buyer's consent assign its rights and obligations hereunder to any party that acquires substantially all of the assets of Seller.

                  19.11. TIME REFERENCES. In the event that the day on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, such action shall be taken on the next succeeding business day. Whenever notice, approval or disapproval must be given to Escrow Holder and Escrow Holder is closed on the last day for taking such action, then the parties shall have until the first following day Escrow Holder is open to take such action.

                  19.12. VENUE. Any action, suit or proceeding arising out of, based on or in connection with this Agreement or the transactions contemplated hereby may be brought only in the courts, whether State of Florida or United States District Court, located in the Southern District of Florida, and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

                  19.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each counterpart shall be deemed to be an original document. Delivery of the executed Agreement may be accomplished by facsimile transmission, and if so, the facsimile copy shall be deemed an executed original counterpart of the Agreement. All executed counterparts together shall constitute one and the same document, and any signature pages, including facsimile copies thereof, may be assembled to form a single original document.

                  19.14 PROHIBITION OF RECORDING. If any attempt to record this Agreement or any memorandum thereof or any reference hereto in the public records is made by Buyer or any agent or representative of Buyer, other than with respect to an action for specific performance brought by Buyer asserting a default hereunder by Seller, the same shall constitute a default of this Agreement by Buyer (which shall not be subject to any cure rights elsewhere provided for default), and Seller shall have the right to terminate this Agreement, in which event, Escrow Holder shall deliver the Deposit to Seller and the parties shall be relieved of any further liability or obligation hereunder except as otherwise provided in Sections 5.4 and 14.

                  19.15 TIME OF ESSENCE. Time is of the essence with respect to all provisions of this Agreement.

                  19.16. NO PUBLICITY. Buyer shall not issue any press releases, install signage or other notices on the Property, advertise to the public or otherwise engage in any publicity concerning this Agreement and the transaction contemplated hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld by Seller after the Close of Escrow.

                  19.17 COASTAL CONSTRUCTION CONTROL LINE. Because Buyer may obtain its own updated survey, Buyer hereby waives the requirements of Section 161.57, Florida Statutes which would otherwise require the Seller to furnish an affidavit or survey locating any coastal construction control line on the Land.

                  19.18 CONFIDENTIALITY AND BUYER'S INVESTIGATION/USE OF INFORMATION. Buyer covenants and agrees that: (i) all information provided to it by or on behalf of Seller in connection with the Property or resulting from Buyer's inspections of the Property and review of relevant materials prior to the Closing will be held in confidence by it, its agents and employees and shall be delivered to its lenders, consultants, accountants, and other advisors only if such party agrees to maintain the confidentiality of such information; and
(ii) except as otherwise expressly provided herein, Seller has made no representation or warranty regarding the accuracy or completeness of the materials provided to Buyer and Buyer will conduct Buyer's own due diligence inquiry with respect to the Property.

                  19.19 WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SELLER AND BUYER ENTERING INTO THIS AGREEMENT. THIS WAIVER SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING OF THE TRANSACTION CONTEMPLATED HEREUNDER.

         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date and year first above written.


                                      BUYER:


                                      SPI HOLDINGS, LLC
                                      a Delaware imited liability company

                                      By______________________________
                                        Dennis J. Wong, Manager


                                      SELLER:


                                      THE SPORTS AUTHORITY, INC., a
                                      Delaware corporation


                                      By:  _____________________

                                      Name:_____________________

                                      Title:____________________





                                      By:  _____________________

                                      Name:_____________________

                                      Title:____________________

                                      THE SPORTS AUTHORITY FLORIDA,
                                      INC.,  a Florida corporation


                                      By:  _____________________

                                      Name:_____________________

                                      Title:____________________


                                      By:  _____________________

                                      Name:_____________________

                                      Title:____________________

                                    EXHIBIT A

                                    ADDRESSES
                             OF THE STORE PROPERTIES

Store #            Store Name                             Address
#111               E. Fort Lauderdale, FL"                1901 N. Federal Hwy., Ft. Lauderdale, FL 33305
#114               Boca Raton, FL                         20851 State Road 7, Boca Raton, FL 33428
#205               St. Petersburg, FL                     3700 Tyrone Blvd., St. Petersburg, FL 33710
#252               Naples, FL                             2505 Pine Ridge Road, Naples, FL 34109
#709               Arrowhead, AZ                          7360 West Bell Road, Glendale, AZ 85301
#751               Chula Vista, CA                        390 East H St., Chula Vista, CA 91910
#763               Fresno, CA                             7572 N. Blackstone Ave., Fresno, CA 93720
#829               Norwalk, CT                            444 Connecticut Ave., Norwalk, CT 06854
#859               Braintree, MA                          250 Grossman Dr., Braintree, MA 02184

                                    EXHIBIT B

                           PURCHASE PRICE ALLOCATIONS
                                 AND BASE RENTS

                         SQUARE      INITIAL      TOTAL NET      PURCHASE       PRORATA            PRORATA          TOTAL
       STORE              FEET        RENT          RENT           PRICE      INITIAL DEPOSIT  EXTENSION DEPOSIT   DEPOSIT
---------------------    ------      -------      ---------     -----------   ---------------  -----------------   --------
Arrowhead, Az            40,700      $ 10.00      $ 407,000     $ 3,734,000      $ 18,126           $ 10,876       $ 29,002

Chula Vista: TSA         44,447      $ 12.00      $ 533,724     $ 4,896,550         NA                 NA             NA
Chula Vista: Bed, B      40,000      $  9.50      $ 380,000     $ 3,486,239         NA                 NA             NA
 Total Chula Vista       84,477         NA        $ 913,724     $ 8,383,000      $ 40,694           $ 24,417       $ 65,111
Fresno, CA               42,673      $ 12.00      $ 512,076     $ 4,698,000      $ 22,806           $ 13,683       $ 36,489

Boca Raton, FL           43,176      $ 15.00      $ 647,640     $ 5,940,001      $ 28,835           $ 17,301       $ 46,136
E Fort Lauderdale, FL    49,917      $  8.50(1)   $ 424,295     $ 3,892,500      $ 18,896           $ 11,337       $ 30,233
Naples, FL               43,025      $ 13.00      $ 559,325     $ 5,131,500      $ 24,910           $ 14,946       $ 39,856
St. Petersburg, FL       42,500      $ 10.00      $ 425,000     $ 3,899,000      $ 18,927           $ 11,356       $ 30,283

Norwalk, CT              44,963      $ 19.25      $ 865,538     $ 7,940,000      $ 38,544           $ 23,126       $ 61,670

Braintree, MA            42,958      $ 20.00      $ 859,160     $ 7,882,000      $ 38,262           $ 22,957       $ 61,219

Total                   434,389                  $5,613,757     $51,500,000      $250,000           $150,000       $400,000
                                                                                 $250,000           $150,000       $400,000


Footnote: (1) in addition to the triple net rent of $8.50 psf. Tenant shall also pay the underlying ground rent to the ground lessor.

                                    EXHIBIT C

                     FORM OF SUBORDINATION, NONDISTURBANCE
                            AND ATTORNMENT AGREEMENT

UPON RECORDATION
RETURN TO:


_______________________
_______________________
_______________________
Attention:_____________



             SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

         THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement") is made as of the ____ day of ________ by and between _______________________., having an address at
_________________________("Lender") and ___________________., having an address at ______________________ ("Tenant").

                                    RECITALS:

         A. Tenant is the holder of a leasehold estate in the property known as ______________, located at ________________________________, as more particularly described on Schedule A (the "Property") under and pursuant to the provisions of a certain lease dated_____________ between _____________________ ( "Landlord") and Tenant ("Lease");

         B. The Property is or is to be encumbered by one or more mortgages, deeds of trust, or deeds to secure debt or similar security agreements (collectively, the "Security Instrument") from Landlord, or its successor in interest, in favor of Lender; and

         C. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, the parties hereto mutually agree as follows:

         1. SUBORDINATION. The Lease shall be subject and subordinate in all respects to the lien and terms of the Security Instrument, to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding anything in the contrary provided in the Security Agreement (or any renewal, modification, consolidation, replacement or extension thereof), insurance and condemnation proceeds shall be applied and disbursed in accordance with the terms of the Lease.

         2. NONDISTURBANCE. So long as Tenant is not in default, beyond applicable notice and cure periods, in the payment of rents and other charges as specified in the Lease and is not otherwise in default, beyond applicable notice and cure periods, of any of its obligations and covenants pursuant to the Lease, Lender agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an "Acquiring Party"), that Tenant's possession of the premises as described in the Lease will not be disturbed during the term of the Lease, as said term may be extended pursuant to the terms of the Lease or as said premises may be expanded as specified in the Lease, by reason of a foreclosure. For purposes of this agreement, a "foreclosure" shall include (but not be limited to) a sheriff's or trustee's sale under the power of sale contained in the Security Instrument, the termination of any superior lease of the Property and any other transfer of the Landlord's interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.

         3. ATTORNMENT. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness. Tenant agrees, however, to execute and deliver, at any time and from time to time, upon the request of the Lender or any Acquiring Party any reasonable instrument which may be necessary or appropriate to evidence such attornment.

         4. NO LIABILITY. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Lender, any receiver nor any Acquiring Party shall be:

                  (a) liable for any act, omission, negligence or default of any prior landlord (other than to cure defaults of a continuing nature with respect to the maintenance or repair of the demised premises or the Property); provided, however, that any Acquiring Party shall be liable and responsible for the performance of all covenants and obligations of landlord under the Lease accruing from and after the date that it takes title to the Property; or

                  (b) except as set forth in (a), above, liable for any failure of any prior landlord to construct any improvements;

                  (c) subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord except with respect to the misapplication of any insurance or condemnation proceeds, receipt from Tenant of rent or additional rent made not more than one month in advance, and receipt from Tenant of estimated taxes, insurance premiums and operating expenses; or

                  (d) bound by any rent or additional rent which is payable on a monthly basis and which Tenant might have paid for more than one (1) month in advance to any prior landlord; or

                  (e) be liable to Tenant hereunder or under the terms of the Lease beyond its interest in the Property, the rents and income from the Property, and condemnation or insurance proceeds attributable to the Property, and proceeds from the sale of the Property.

         Notwithstanding the foregoing, Tenant reserves its rights to any and all claims or causes of action against such prior landlord for prior losses or damages and against the successor landlord for all losses or damages arising from and after the date that such successor landlord takes title to the Property.

         5. RENT. Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Lender as security for the loan secured by the Security Instrument. In the event Lender notifies Tenant of the occurrence of a default under the Security Instrument and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Lender, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Lender or as otherwise authorized in writing by Lender. Landlord hereby irrevocably authorizes Tenant to make the foregoing payments to Lender upon such notice and demand, and releases Tenant from any liability with respect to payments so made.

         6. LENDER TO RECEIVE NOTICES. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof in connection with any Landlord's default shall be effective unless Lender shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default. Nothing contained in this Section 6, however, shall limit any other rights and remedies of Tenant against Landlord (including, without limitation, self-help and offset rights) as provided in the Lease.

         7. NOTICES. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above, and:

         if to Tenant:
         to the attention of:___________________________; and

         if to Lender:
         to the attention of:____________________________,  at
         _____________________________________________________

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Paragraph 7, the term "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York.

         Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

         8. SUCCESSORS. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord's interest in the Lease, even if said owner shall be different than the Landlord named in the Recitals.

         9. DUPLICATE ORIGINALS; COUNTERPARTS. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

         IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.



                                   LENDER:

                                   BY:__________________________________
                                      NAME:
                                      TITLE:


                                   TENANT:

                                   BY:___________________________________
                                      NAME:
                                      TITLE:

                                  The undersigned accepts and agrees to
                                  the provisions of Paragraph 5 hereof.

                                  LANDLORD:

                                  __________________________________

                                  BY:
                                  __________________________________
                                     NAME:
                                     TITLE:

                                   SCHEDULE A
                             (PROPERTY DESCRIPTION)

                                    EXHIBIT D

                          FORM OF ESTOPPEL CERTIFICATE

                                    EXHIBIT E

                               FORM OF STORE LEASE

                                 SCHEDULE 6.1.3

                   LIST OF THIRD PARTY CONSENTS AND APPROVALS
                            NECESSARY TO CLOSE ESCROW

         1. The consent of BankBoston under a Loan and Security Agreement dated April 13, 1999.

         2. The approval of the ground lessor under the EFL Ground Lease with respect to the sublease (the Store Lease) between Buyer and Seller, pursuant to which Buyer will lease back to Seller the East Fort Lauderdale Building.


                                       46